UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

LEISURE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38306 (Commission File Number)	82-2755287 (I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223

New York, New York 10107

(Address of principal executive offices) (Zip Code)

(646) 565-6940

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LACQ	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	LACQW	The Nasdaq Stock Market LLC
Units, each consisting of one share of Common Stock and one-half of one Warrant	LACQU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 26, 2020, Leisure Acquisition Corp. (the “Company”) held a special meeting of stockholders (the “Special Meeting”). Set forth below are the final voting results for each of the proposals.

Proposal No. 1 – Extension Amendment

A proposal to amend (the “Extension Amendment”) the Company’s Second Amended and Restated Certificate of Incorporation, as amended on December 5, 2019, to extend the date by which the Company must consummate a business combination from April 5, 2020 to June 30, 2020 (the “Extended Date”):

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
18,632,551	10	0	0

Proposal No. 2 – Trust Amendment

A proposal to amend the Company’s investment management trust agreement, dated December 1, 2017 and as amended on December 5, 2019, by and between the Company and the Continental Stock Transfer & Trust Company, to extend the date on which to commence liquidating the trust account (“Trust Account”) established in connection with the Company’s initial public offering in the event the Company has not consummated a business combination from April 5, 2020 to the Extended Date:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
18,487,235	145,326	0	0

In connection with the Extension Amendment, holders of 16,837,678 shares of the Company’s common stock redeemed their shares for cash, for an aggregate redemption amount of approximately $176.3 million. As a result, approximately $21.3 million will remain in the Trust Account after payment of redemptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEISURE ACQUISITION CORP.

Date: March 26, 2020	By:	/s/ Daniel B. Silvers
	Name:	Daniel B. Silvers
	Title:	Chief Executive Officer and Director